ACCOUNTANTS ✦ ADVISORS

ROSENBERG RICH BAKER BERMAN, P.A.

www.rrbb.com

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • Phone 908-231-1000 • Fax 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • Phone 973-763-6363 • Fax 973-763-4430

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Callan JMB, Inc.
Spring Branch, TX

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 4) (File No. 333-282879) of our report dated August 2, 2024, except for the effects of the reverse stock split as discussed in Note 2 to the financial statements, to which the date is November 18, 2024, relating to the financial statements of Callan JMB, Inc. (formerly Coldchain Technology Services, LLC) for the years ended December 31, 2023 and 2022.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
January 8, 2025